Exhibit 99.1

For release Western Circuit and Analyst Wire.

August 19, 2005

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR THIRD QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the third quarter (12 weeks) ended July 8, 2005 of $27,656,000, a decrease of 7.1% compared to sales in the third twelve weeks of the prior fiscal year.

Sales for the first three quarters (36 weeks) of the 2005 fiscal year were $88,961,000, a 7.0% decrease compared to the same period in 2004. The Company incurred a operating loss of $1,824,000 in the first three quarters of 2005 compared to a operating loss of $1,634,000 in the first three quarters of last year. The gross margin increased slightly on a comparative basis due primarily to higher facility utilization, lower overhead spending, lower product returns from customers and the outsourcing of unprofitable processed items.

The Company’s net income was $243,000 in the third quarter (12 weeks) of 2005 versus a net loss of $623,000 in the same quarter of 2004. Net income increased primarily as a result of a significant non-taxable gain from life insurance policies in the quarter.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 9,990,000 shares of common stock outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended July 8, 2005	12 Weeks Ended July 9, 2004
Sales	$27,656,000	$29,756,000
Cost of sales	$17,241,000	$19,655,000
Selling, general & administrative expenses	$9,321,000	$10,096,000
Depreciation	$1,028,000	$1,010,000
Loss from operations	$(251,000)	$(1,029,000)
Life insurance gain and investment income	$317,000	$24,000
Income (loss) before taxes	$66,000	$(1,005,000)
Income tax provision (benefit)	$(177,000)	$(382,000)
Net income (loss)	$243,000	$(623,000)
Basic income (loss) per share	$0.03	$(0.06)
Average shares outstanding	9,994,000	10,054,000

	36 Weeks Ended July 8, 2005	36 Weeks Ended July 9, 2004
Sales	$88,961,000	$95,619,000
Cost of sales	$57,672,000	$62,880,000
Selling, general & administrative expenses	$29,503,000	$31,272,000
Depreciation	$3,085,000	$3,030,000
Loss from operations	$(1,824,000)	$(1,634,000)
Life insurance gain and investment income	$525,000	$71,000
Loss before taxes	$(1,299,000)	$(1,563,000)
Income tax benefit	$(696,000)	$(594,000)
Net loss	$(603,000)	$(969,000)
Basic loss per share	$(0.06)	$(0.10)
Average shares outstanding	9,998,000	10,179,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533